SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2013

REGENCY CENTERS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number including area code: (904) 598-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2013, Regency Centers Corporation (the “Company”) entered into an amended and restated severance and change of control agreement with Lisa Palmer, the Company's Chief Financial Officer (the “Agreement”). The following summary is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K.
The Agreement expires on December 31, 2013 and automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal at least 90 days before the end of the current term.
If Ms. Palmer is terminated without “cause” (as defined in the Agreement) or Ms. Palmer terminates her employment for “good reason” (as defined in the Agreement), in either case other than in connection with a “change of control” (as defined in the Agreement), then Ms. Palmer will receive an amount equal to the sum of (i) eighteen months of base monthly salary in effect on the date employment terminates, (ii) one hundred fifty percent of the average of the annual cash bonus, if any, paid with respect to the three calendar years prior to termination of employment and (iii) the replacement cost of eighteen months of medical benefits. We will pay this amount in a lump sum on the first business day after 60 days following the separation from service, subject to deferral required by Section 409A of the Internal Revenue Code.
If Ms. Palmer retires, or if she dies or leaves because of disability, all unvested stock options or stock rights awards that vest based on continued employment will vest immediately, and stock options will remain outstanding for three years following termination due to retirement or death, or one year following termination due to disability, or, if earlier, through the end of the original stock option's term. Ms. Palmer will remain eligible to receive performance shares awarded under our equity incentive plans before her termination if we achieve the stated performance goals during the remainder of the performance period, as if her employment had not terminated. To qualify for these benefits on retirement, Ms. Palmer must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.
In the event of a change of control and termination by us without cause or by Ms. Palmer for good reason within two years after the change of control, Ms. Palmer will receive an amount equal to the sum of (i) twenty-four months of base monthly salary in effect on the date of termination, (ii) two hundred percent of the average of the annual cash bonus, if any, paid with respect to the three calendar years prior to termination of employment and (iii) the replacement cost of twenty-four months of medical benefits. We will pay this amount in a lump sum on the first business day after 60 days following the separation from service, subject to deferral required by Section 409A of the Internal Revenue Code. In addition, all unvested stock options or stock rights awards will vest immediately. Unearned performance shares also will vest in full. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, then the payments will be scaled back until they are no longer subject to excise tax.
The Agreement also provides that all incentive-based compensation paid to Ms. Palmer under the Agreement will be subject to the Company's policy regarding clawbacks or erroneously awarded incentive-based compensation triggered by an accounting restatement or otherwise. In addition, the Agreement requires Ms. Palmer to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment.

Item 9.01(d)     Financial Statements and Exhibits

Exhibit 10.1	2013 Amended and Restated Severance and Change of Control Agreement by and between Regency Centers Corporation and Lisa Palmer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 14, 2013	REGENCY CENTERS CORPORATION
(registrant)
/s/ J. Christian Leavitt J. Christian Leavitt, Senior Vice President and Treasurer (Principal Accounting Officer)

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